UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐       Preliminary Proxy Statement
☐       Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒       Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Pursuant to §240.14a-12

Shenandoah Telecommunications Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date File

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 19, 2011

To our shareholders:

Notice is hereby given that the 2011 annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, April 19, 2011, at 11:00 a.m., local time, for the following purposes:

1.
to consider and vote upon a proposal to elect three directors of the Company to the Board of Directors of the Company (the “Board”) for a term expiring at the annual meeting of shareholders in the year 2014;

2.	to ratify the audit committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011;

3.	to consider and approve in a non-binding vote the Company’s named executive officer compensation;

4.	to consider and vote upon whether future non-binding votes on named executive officer compensation should occur every year, every two years or every three years; and

5.	to consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 4, 2011 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.  All shareholders are cordially invited to attend this meeting.  A light lunch will be provided.

Your vote is very important to us.  Whether or not you plan to attend the meeting in person, your shares should be represented and voted.  To vote, you should complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience.  No postage is required if the proxy is mailed in the United States.  Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Ann E. Flowers

Secretary

Dated:  March 11, 2011

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824

Annual Meeting of Shareholders
April 19, 2011

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2011 annual meeting of shareholders to be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, April 19, 2011, at 11:00 a.m., local time.  The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

The Company will pay the cost of this proxy solicitation.  In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company may solicit proxies by personal interview, telephone and e-mail.  None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties.  The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares.  The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 500 Shentel Way, Edinburg, Virginia, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about March 11, 2011.

Voting and Revocability of Proxies

A proxy for use at the annual meeting and a return postage-paid envelope are enclosed.

Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy.  If no instructions are indicated, such shares will be voted FOR: (1) the election of the three director nominees to the Company’s Board of Directors; (2) auditor ratification; (3) the approval in a non-binding vote, of the named executive officer compensation; and (4) annual frequency of future non-binding votes on executive compensation.  Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy.  Management is not aware of any other matters that are likely to be brought before the annual meeting.  If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A shareholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person.  Attending the annual meeting will not automatically revoke the shareholder’s proxy.  All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

Voting Procedure

All holders of record of the common stock at the close of business on March 4, 2011, will be eligible to vote at the annual meeting.  Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder.  As of March 4, 2011, there were 23,767,106 shares of common stock outstanding.

A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting.  Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present.  Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The election of directors requires a plurality of the votes cast for the election of directors.  Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes in favor of their election.  In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees.  Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against approval of the proposal.  Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

The proposal to approve, in a non-binding vote, the named executive officer compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The proposal on the frequency of future non-binding votes on executive compensation asks shareholders to vote on whether future non-binding votes on named executive officer compensation should occur every year, every two years or every three years.  Because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the ratification of auditors, when they have not received instructions from their customers.  Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers.  A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.  A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Shareholders

A copy of the Company’s annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2010 accompanies this proxy statement.  The Company is required to file an annual report on Form 10-K for the year ended December 31, 2010 with the Securities and Exchange Commission (the “SEC”).  Shareholders may obtain, free of charge, a copy of the 2010 Form 10-K, without exhibits, by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.  The annual report on Form 10-K is also available through the Company’s website at www.shentel.com.  The annual report to shareholders and the Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Shareholder Documents

           The Company has taken advantage of the “householding” rules of the SEC that permit the delivery of one set of the proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you did not receive an individual copy of our annual report to shareholders or this proxy statement, and wish to do so, the Company will send a copy to you if you make a written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services, or call us at 540-984-5200.  If you are receiving multiple copies of our annual report to shareholders and proxy statement, you can request householding by contacting Shareholder Services in the same manner.

SECURITY OWNERSHIP

Management Ownership of Common Stock

The following table presents, as of March 4, 2011, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each director and each nominee to the Board of Directors;

•	each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers of the Company as a group.

As of March 4, 2011, there were 23,767,106 shares of common stock outstanding.

The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Douglas C. Arthur	9,757	*
Ken L. Burch	227,418	*
Tracy Fitzsimmons	1,346	*
John W. Flora	1,000	*
Christopher E. French	968,494	4.07
Richard L. Koontz, Jr.	2,330	*
Dale S. Lam	4,050	*
Jonelle St. John	1,018	*
James E. Zerkel II	31,499	*
Earle A. MacKenzie	85,054	*
Adele M. Skolits	10,205	*
William L. Pirtle	17,368	*
Ann E. Flowers	---	*
All directors, nominees and executive officers as a group (18 persons)	1,392,899	5.84
*Less than 1%.

The percentage of beneficial ownership as to any person as of March 4, 2011, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of March 4, 2011, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The shares of common stock shown as beneficially owned by Mr. Arthur include 1,135 shares of common stock owned of record by his spouse.  Mr. Arthur disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. Burch include 567 shares of common stock owned of record by his spouse.  Mr. Burch disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. French include 55,230 shares of common stock owned of record by his spouse, 20,502 shares of common stock owned of record by his children, 734,801 shares owned of record by 14 trusts for the benefit of Mr. French’s family members for which Mr. French serves as trustee, and options exercisable within 60 days of March 4, 2011 to purchase 9,372 shares of common stock.  Mr. French disclaims beneficial ownership of the shares owned of record by his spouse and children.  Of the shares shown as beneficially owned by Mr. French, 10,640 shares are pledged as security for personal indebtedness, and an aggregate of 52,560 shares owned of record by trusts for the benefit of Mr. French’s family members are pledged as security for lines of credit.

The shares of common stock shown as beneficially owned by Mr. Zerkel include 750 shares of common stock owned of record by his spouse.  Mr. Zerkel disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. MacKenzie include 687 shares of common stock owned of record by his spouse, and options exercisable within 60 days of March 4, 2011 to purchase 65,642shares of common stock.  Mr. MacKenzie disclaims beneficial ownership of the shares owned of record by his spouse.

The shares of common stock shown as beneficially owned by Ms. Skolits include options exercisable within 60 days of March 4, 2011 to purchase 9,117 shares of common stock.

The shares of common stock shown as beneficially owned by Mr. Pirtle include options exercisable within 60 days of March 4, 2011 to purchase 2,798 shares of common stock.

The shares of common stock shown as beneficially owned by all directors, nominees and executive officers as a group includes options exercisable within 60 days of March 4, 2011 to purchase 93,727 shares of common stock.

Principal Shareholders

The following table presents, as of March 4, 2011, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by each person known to the Company to be the beneficial owner of more than 5% of the common stock.  The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,601,359	6.75

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,244,299	5.24

The shares of common stock shown as beneficially owned by BlackRock, Inc. were reported on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011.  BlackRock, Inc. reported sole power to vote or dispose of all 1,601,359 shares shown.

The shares of common stock shown as beneficially owned by The Vanguard Group, Inc. were reported on Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011.  The Vanguard Group, Inc. reported sole power to vote 32,979 shares, sole power to dispose of 1,211,299 shares, and shared power to dispose of 32,979 shares.

ELECTION OF DIRECTORS

Nominees for Election as Directors

The Company’s articles of incorporation provide that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible.  The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2012 and at the annual meeting of shareholders in 2013, respectively.  Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

Douglas C. Arthur, Tracy Fitzsimmons and John W. Flora have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2014.  All nominees are incumbent directors who have served on the Board of Directors since 1997, 2005 and 2008, respectively.

All three nominees were nominated for election by the Board of Directors and recommended for nomination by the Nominating and Corporate Governance Committee, which consists of Mr. Arthur, Mr. Burch, Mr. Lam, and Mr. Zerkel, each of whom is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting.  Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.  In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may recommend.  It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Term Expiring in 2014

Name	Age	Director Since
Douglas C. Arthur	68	1997
Tracy Fitzsimmons	44	2005
John W. Flora	56	2008

Douglas C. Arthur has been an attorney-at-law since 1967, and currently is managing partner of Arthur & Brown in Strasburg, Virginia.  He is a member and Chairman of the Board of Directors of First National Corporation.

Tracy Fitzsimmons is President of Shenandoah University, Winchester, Virginia, a position she has held since July 2008.  She previously served as Senior Vice President and Vice President for Academic Affairs of Shenandoah University since October 2006 and Vice President of Academic Affairs since July 2002.  Dr. Fitzsimmons also currently serves as a professor of political science at Shenandoah University.  Dr. Fitzsimmons received a Ph.D. and M.A. degrees from Stanford University and a B.A. degree from Princeton University.

           John W. Flora has been an attorney-at-law since 1980, and currently is a shareholder of Lenhart Obenshain PC in Harrisonburg, Virginia.  Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly held Fortune 500 company to representing private companies and their owners from business formation through succession.

Directors Whose Terms Expire in 2013

Name	Age	Director Since
Christopher E. French	53	1996
Dale S. Lam	48	2004
James E. Zerkel II	66	1985

Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988.  Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President-Network Service.  Mr. French also serves on the Board of Directors of First National Corporation.

Dale S. Lam has served as President of Strategent Financial, LLC, a financial advisory firm, since November 2008.  Mr. Lam previously served as Chief Financial Officer and member of the Board of Directors of ComSonics, Inc., a cable television equipment manufacturer and repair operation headquartered in Harrisonburg, Virginia, since April 2001.  He is also a Certified Public Accountant.

James E. Zerkel II has served as Vice President of James E. Zerkel, Inc., a hardware firm located in Mt. Jackson, Virginia, since 1970.  Mr. Zerkel also serves on the Board of Directors of the Shenandoah Valley Electric Cooperative.

Directors Whose Terms Expire in 2012

Name	Age	Director Since
Ken L. Burch	66	1995
Richard L. Koontz, Jr.	53	2006
Jonelle St. John	57	2007

Ken L. Burch is a farmer who owns a purebred and commercial beef cattle operation near Shenandoah Caverns, Virginia.

Richard L. Koontz, Jr. has served as Vice President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, since 1988.  He is currently a member and Vice-Chairman of the Shenandoah County Public Schools Board.

Jonelle St. John is currently a consultant and has previously served as a director and Chairman of the Audit Committee of Motient Corporation, a nationwide provider of two-way, wireless mobile data services and wireless Internet services.  Ms. St. John was the Chief Financial Officer of MCI WorldCom International in London from 1998 through 2000 following her position as the Treasurer of MCI Communications Corporation from 1993 to 1998.  Prior to joining MCI, Ms. St. John served as the Vice President-Finance and Treasurer and was the Vice President and Controller of Telecom*USA from 1985 until it was acquired by MCI in 1990.

Board of Directors and Committees of the Board of Directors

The Board of Directors has determined that Christopher E. French, each of the directors and director nominees is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

The Board of Directors welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications.  Shareholders may send written communications to either the full Board of Directors or the non-management directors as a group by writing to the Board of Directors or the non-management directors at the following address:  Board of Directors/

Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.  Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field.  The secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.

The Board of Directors held fourteen meetings during 2010.  During 2010, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which such director served.

All of the Company’s directors attended the Company’s annual meeting of shareholders in 2010.  The Board of Directors has adopted a policy that all directors should attend the annual meeting of shareholders.

The Board of Directors currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee.

The Audit Committee, which held five meetings during 2010, consists of Mr. Lam, who is the Chair, Ms. St. John, and Mr. Arthur.  The Board of Directors has determined that each Audit Committee member meets the independence requirements applicable to audit committee members under the NasdaqMarketplace Rules and rules of the SEC.  The Board of Directors has determined that Mr. Lam and Ms. St. John are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management.  The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors; pre-approving all audit and non-audit services by the independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the independent auditors; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC; and, providing oversight of the Company’s enterprise risk management process.  The Audit Committee’s duties are set forth in the Committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

The Compensation Committee, which held nine meetings during 2010, consists of Dr. Fitzsimmons, who is the Chair, Mr. Flora, Mr. Koontz and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules.  The Compensation Committee is responsible, among its other duties, for considering and making recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, for considering and making recommendations to the Board of Directors with respect to some compensation matters and policies and the Company’s employee benefit and incentive plans, including the Company’s stock incentive plans, and for administering such plans.

For 2010, the Board of Directors did not delegate to the Compensation Committee the authority to determine the overall compensation of the Company’s Chief Executive Officer and other executive officers.  Instead, in accordance with the Nasdaq Marketplace Rules, the compensation of the Chief Executive Officer and the Company’s other executive officers was determined by the Board of Directors upon the recommendation of a majority of the directors who meet the independence requirements prescribed by the Nasdaq Marketplace Rules.  As discussed above, all of the Company’s directors with the exception of Mr. French qualify as independent directors, and each such director participated in the consideration of executive officer compensation for 2010.  The Board of Directors believes that the governance goals advanced by the determination of executive compensation by a Compensation Committee composed solely of independent directors is equally served by the operation of the alternative process for determination of executive compensation permitted by the Nasdaq Marketplace Rules.  Although the independent directors are responsible for recommending executive compensation, because of its role in administering the Company’s employee benefit and stock incentive plans, the Compensation Committee plays an important role in determining the level and form of the equity-based component of executive compensation.

In late 2009, the Company and the Compensation Committee engaged Towers Watson & Co. (formerly Towers Perrin, LLC) (“Towers Watson”), a consulting company that consults on employee benefits and compensation, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices.  Towers Watson was asked to make recommendations regarding the structure of executive compensation, including with respect to the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation, and also advised the Company with respect to equity compensation of directors.

The Company’s Chief Executive Officer is responsible for reviewing the performance of the executive officers who report to him, which included each of the Company’s named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the independent directors for their review, consideration and approval.  In addition, the Chief Executive Officer and the Company’s Chief Operating Officer are responsible for establishing individual performance objectives for the payment of annual incentive bonuses to the other executive officers.

The Nominating and Corporate Governance Committee, which held three meetings during 2010, consists of Mr. Arthur, who is the Chair, Mr. Burch, Mr. Lam and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules.  The committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors.  The committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications.  In addition, the committee is responsible for new director orientation, committee structure and membership, communications with shareholders, Board and committee self-evaluations, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements.  The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.shentel.com.

Director Nomination Process

The Board of Directors has, by resolution, adopted a director nomination policy.  The purpose of the nomination policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected.  The nomination policy is administered by the Nominating and Corporate Governance Committee of the Board of Directors.

The Nominating and Corporate Governance Committee takes a variety of factors  into account in selecting candidates for nomination as directors, including:  the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; the candidate’s reputation, ethical character and maturity of judgment; the desirability of establishing a diversity of viewpoints, backgrounds and experiences among board members; the candidate’s independence under SEC and Nasdaq Marketplace Rules; the candidate’s service on other boards of directors; the absence of conflicts of interest that might impede the proper performance of the candidate’s responsibilities as a director; the candidate’s ability to devote sufficient time to Board matters; and the candidate’s ability to work effectively and collegially with other Board members.  The Committee does not give particular weight to any one factor, but instead considers how the attributes of a candidate or nominee would enhance the Board’s overall qualifications.  In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will review such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during the term.  For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.  The effectiveness of the Nominating and Corporate Governance Committee’s candidate selection criteria is assessed through the Committee’s annual review of policies regarding Board and committee membership.

The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms.  The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources.  In making recommendations for director nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders.  Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

The nomination policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nomination process.  The Nominating and Corporate Governance Committee intends to review the nomination policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change.  The Nominating and Corporate Governance Committee may amend the nomination policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.

There are various factors, including experience, qualifications, attributes or skills of the nominees and incumbent directors that, in light of the Company’s business and structure, led the Nominating and Corporate Governance Committee to conclude that such persons should serve on the Board.  These factors are set forth below.

Nominees for Term Expiring 2014:

Douglas C. Arthur.  Mr. Arthur’s factors include his career as a local attorney with knowledge and experience of general and business legal matters, his public company Board of Directors experience from service as Chairman and director of First National Corporation, his community service through prior membership on the Shenandoah County Public Schools Board, and his knowledge of and history with the Company and the Company’s extensive local shareholder base.

Tracy Fitzsimmons.  Dr. Fitzsimmons’ factors include her educational background, budgeting and financial experience with a large diverse educational organization, overall leadership experience and responsibilities as president of a four-year university.

John W. Flora.  Mr. Flora’s factors include his career as an attorney with a regional law firm and his substantial experience in advising public companies, as well as his experience in assisting businesses with a wide variety of legal and regulatory issues.

Directors Whose Terms Expire in 2013:

Christopher E. French.  Mr. French’s factors include his engineering and business education, telecommunications industry experience, knowledge of and history with the Company, and public company knowledge, including knowledge gained from service as a director of First National Corporation.  In addition, his substantial beneficial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.

Dale S. Lam.  Mr. Lam’s factors include his industry knowledge gained through his prior employment in a business related to the telecommunications industry, his experience serving as a chief financial officer of a public company, his financial education, and his work experience and qualification as a Certified Public Accountant.  Mr. Lam also serves as an audit committee financial expert.

James E. Zerkel II.  Mr. Zerkel’s factors include being a successful local businessman with close ties to the community, knowledge of and history with the Company and the Company’s extensive local shareholder base, and his experience in corporate governance from his service on the Board of Directors of Shenandoah Valley Electric Cooperative.

Directors Whose Terms Expire in 2012:

Ken L. Burch.  Mr. Burch’s factors include being a successful local businessman with close ties to the community, knowledge of and history with the Company and the Company’s extensive local shareholder base.  In addition, his substantial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.

Richard L. Koontz, Jr.  Mr. Koontz’s factors include his work experience as a member of senior management of a successful regional business, with substantial budget authority and finance responsibilities, his community service through membership on the Shenandoah County Public Schools Board, and his knowledge of the Company’s extensive local shareholder base.

Jonelle St. John.  Ms. St. John’s factors include her extensive work experience with both a successful entrepreneurial company and with publicly-traded telecommunications providers, including positions in senior management, her experience and knowledge of financial statements and their preparation, and her previous service on a board of a public company.  Ms. St. John also serves as an audit committee financial expert.

Leadership Structure and the Board’s Role in Risk Oversight

The Board discharges its risk oversight primarily through its committees, each of which reports its activities to the Board.  The Audit Committee has responsibility to monitor that the Company’s risk management process is followed.  The additional risk oversight responsibilities of the committees include:

Audit Committee.  The Audit Committee has primary responsibility for the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal accounting and financial controls; the performance of the third parties engaged to perform internal control testing to support management's assessment of internal control; the annual independent audit of the Company's financial statements, the engagement of, and the evaluation of the qualifications, independence and performance of, the independent auditors; and, the Company's compliance with legal and regulatory requirements, including the Company's disclosure controls and procedures.  As part of its duties, the Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.  The Committee also reviews the Company’s risk assessment and risk management policies.

Compensation Committee.  The Compensation Committee is responsible for exercising oversight with respect to potential compensation-related risks, including management’s assessment of risks related to employee compensation programs.

Nominating and Corporate Governance.  The Nominating and Corporate Governance Committee receives periodic reports with respect to compliance with the Company’s Code of Business Conduct and Ethics, and acts upon any request by executive officers for waivers under the Code of Business Conduct and Ethics.  The Committee periodically reviews and assesses the adequacy of the Code of Business Conduct and Ethics and makes recommendations to the Board regarding any desirable revisions.

Chairman and CEO.  The Company combines the roles of Chairman and Chief Executive Officer.  The Board has given careful consideration to the merits of separating its roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Mr. French serve as both Chairman of the Board of Directors and Chief Executive Officer.  Mr. French's combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Mr. French receives assistance with his Board and executive management responsibilities from the Lead Independent Director and the Executive Vice President, respectively.

Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of the Company’s business and affairs.  Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and Board committees, and our corporate governance structures and processes.

The Board of Directors is composed of independent, active and effective directors.  Eight out of our nine directors meet the independence requirements of the Nasdaq Marketplace Rules.  Mr. French is the only member of executive management who is also a director.

The Board of Directors and its committees vigorously oversee the effectiveness of the Company’s policies and management’s decisions, including the execution of key strategic initiatives.  Each of the Board's committees is composed entirely of independent directors.  Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including Mr. French’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs.  The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chief Executive Officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Mr. French's leadership.

The Board designated Mr. Arthur as Lead Independent Director in 2009, formally recognizing the role he has served for many years.  In this role, Mr. Arthur leads all meetings of independent directors, assists with ensuring the proper functioning of the Board such as maintaining the Board’s focus on strategic issues, and with ensuring appropriate participation in discussions and meetings by all Board members.  In addition to its reliance upon the Lead Independent Director, the Board and each Board committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Director Compensation

Directors who are not employees of the Company receive a fee of $1,000 per month and a fee of $1,250 for each Board of Directors meeting attended in person and $625 per meeting attended by conference call.  Committee members are paid fees of $750 for each committee meeting attended in person or $375 for each committee meeting in which they participate by conference call.  The Committee chairs are paid an additional fee of $100 for each committee meeting they attend in person or by conference call.  The Company pays its non-employee directors these fees in arrears on a monthly basis.  In addition to cash compensation, the Board may determine, from time to time, to award stock options or restricted stock as additional compensation to non-employee directors.  On June 21, 2010, each non-employee director was awarded a grant of 909 shares of restricted stock with a fair value of $16.50 per share.  All of such shares vest ratably on each of the next three anniversaries of the grant date.

In lieu of receiving their fees in cash, each director can elect to have some or all of his or her fees paid in unrestricted shares of the Company’s common stock with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2005 Stock Incentive Plan.  The award of shares in lieu of cash uses the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry until a request is made to convert the book entry shares to certificated shares.  Any cash in lieu of fractional shares resulting from the conversion of book entry shares to whole shares in certificate form is paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan.  A director’s election to receive shares in lieu of cash must have been made by July 1 of each year, and may only be changed on an annual basis.

All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs.  Additionally, directors are reimbursed for documented mileage incurred for travel to and from Board and committee meetings.

The following table sets forth the compensation paid to the non-employee directors of the Company for their service in 2010.  Amounts shown under the “All Other Compensation” column in the table reflect amounts accrued for a benefit for certain directors upon their retirement from the Board, as described in the paragraph following the table.

2010 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)(a)		All Other Compensation ($)	Stock Awards ($)(c)	Total ($)
Douglas C. Arthur	36,237	(a)	3,046	14,998	54,281
Ken L. Burch	31,278	(b)	2,577	14,998	48,853
Tracy Fitzsimmons	36,307	(b)	1,015	14,998	52,320
John W. Flora	36,244	(a)	1,763	14,998	53,005
Richard L. Koontz, Jr.	35,625	(b)	1,457	14,998	52,080
Dale S. Lam	36,685	(a)	1,117	14,998	52,800
Jonelle St. John	31,929	(a)	1,861	14,998	48,788
James E. Zerkel II	36,261	(a)	2,577	14,998	53,836

(a)	Includes amounts received as expense reimbursement for documented mileage incurred for travel to and from meetings.
(b)
For 2010 service, Mr. Burch, Dr. Fitzsimmons and Mr. Koontz elected to receive $1,800, $4,400 and $12,000, respectively, of his or her cash compensation in the form of unrestricted shares of common stock, which were valued at the closing price as of the last trading day of the service month.

(c)	On June 21, 2010, each director was awarded a grant of 909 shares with a fair value of $16.50 per share. The shares vest ratably on each of the next three anniversaries of the grant date.

Directors are required to retire from the Board at the end of the term during which they attain the age of 72.  Directors with 18 years of service are eligible for a three year director emeritus position upon retirement from the Board.  Directors Emeritus are eligible to receive payments of $1,000 per month.  Amounts shown under the “All Other Compensation” column in the table above reflect amounts accrued for this future benefit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the Company’s compensation program for its executive officers, including its Chief Executive Officer and other “named executive officers” identified in the 2010 Summary Compensation Table below, and explains how the Company’s independent directors determined the levels and forms of the compensation that was earned by or paid to the executive officers for 2010.

The Company’s executive compensation program serves to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.  It rewards executives for their knowledge and skill used in carrying out their responsibilities, and motivates their behavior by rewarding desired performance or the meeting of established corporate objectives.

The Company’s executive compensation program primarily consists of base salaries, annual incentive bonuses, long-term incentives in the form of equity-based compensation, and retirement compensation.  Base salary represents the fixed component of the Company's executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities.  Annual incentive bonuses represent a variable component of compensation, and are intended to compensate executives for specific achievements or improvements in the Company's performance and individual accomplishments toward specific objectives.  Long-term equity-based incentive compensation represents a variable component which seeks to reward executives for performance that maximizes long-term shareholder value, while further aligning the executives’ financial interests with those of our shareholders, and also serves as a retention tool.  Retirement compensation is a variable component of compensation and is designed to allow the participants to accumulate assets which will assist in meeting their post-retirement needs.

All incentive compensation (both cash and equity compensation) received by executive officers and certain other employees of the Company (“Senior Management”) is subject to reduction, cancellation, forfeiture and recoupment under the Company’s Executive Compensation Recovery Policy (the “Recovery Policy”), as in effect from time to time.  Currently, individual compensation is subject to recovery from a member of Senior Management who, as a result of his or her misconduct, received incentive compensation in excess of compensation that would have been paid had such misconduct not occurred.  For purposes of the Recovery Policy, “misconduct” includes gross negligence, willful misconduct, fraudulent or deceitful activity, as well as any failure to act (including a failure to adequately supervise other employees) in circumstances where such employee knew, or reasonably should have known, that action was required.  Excess compensation is subject to recovery by the Company if the misconduct is identified or alleged within a period of three years from the later of the date of receipt of the subject compensation, or the most recent date of misconduct.  The Board of Directors has full discretion whether to seek recovery of incentive compensation and to determine the amount of such compensation that is subject to recovery.  The Recovery Policy is intended to supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from its employees (including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002 and Section 16(b) of the Securities Exchange Act of 1934, as amended).

The Company also provides various benefit programs to executive officers and to other employees.  The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees
401(k) Plan (a)	X	X
Medical/Dental/Vision Plans (a)	X	X
Life and Disability Insurance (a)	X	X
Annual Incentive Plan (Bonus)	X	X
Equity Incentive Plan (Stock Options)	X	X
Deferred Compensation Plan (b)	X	Not offered
Defined Benefit Pension Plan	Not offered	Not offered
Defined Benefit Supplemental Executive Retirement Plan	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Change in Control and Severance Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered

(a)
All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation).

(b)	The Company maintains an Executive Supplemental Retirement Plan for certain of its executive officers, but discontinued contributions to the Plan as of June 2010.

The Company further believes that perquisites for executive officers should be extremely limited in scope and value, and has historically provided few perquisites.  The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees
Employee Discounts (a)	X	X
Spousal Travel Reimbursements (b)	X	X
Financial Planning Allowances	Not offered	Not offered
Automobile Allowance	Not offered	Not offered
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (c)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (d)	Not offered	Not offered

(a)	All employees are eligible for discounts on Company services.
(b)
The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company sponsored events (such as industry association conventions and conferences).  The Company reimburses the executive or employee for the cost of the spouse’s travel and expenses, and adds such reimbursements to taxable pay for W-2 purposes.  The Company does not gross up pay to cover the taxes on such reimbursements.

(c)	The Company does not own, lease, or use private aircraft.
(d)	The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.

Base Salaries

Base salaries reflect the scope of an executive’s responsibilities and his or her performance in directing and managing the efforts of the Company or the business unit for which the executive is responsible.  Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent.  Base salaries are reviewed annually by the Compensation Committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, the executive’s potential overall compensation package and general economic conditions.  Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration.  The Compensation Committee reviewed compensation data disclosed in the proxy filings of the following companies:  Alaska Communications Systems Group Inc.; Atlantic Tele-Network Inc.; Cogent Communications Group Inc.; Consolidated Communications Holdings Inc.; General Communication Inc.; Hickory Tech Corporation; Iowa Telecommunications Services Inc.; NTELOS Holdings Corp.; Otelco Inc.; SureWest Communications; and USA Mobility Inc.  These companies were selected for comparison because they reflect similar company attributes and core competencies for executive talent, and reflect the labor market for the Company’s executive talent, in terms of both industry and organizational complexity.  Although the Compensation Committee generally believes that the target total compensation should be at the median of the peer group, the Company does not specifically “benchmark” specific executive’s compensation or strive to pay our executive officers, including the named executive officers, at a particular level of compensation.  Instead, the Compensation Committee used the information to understand the range of compensation among these comparison companies and to obtain a general understanding of compensation practices.

Annual Incentive Bonuses

Annual bonuses are intended to focus the executive’s energy onto areas deemed to be in need of improved performance and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company.  Annual bonuses are relative to a percentage of base salary.  Target bonuses for executives were 35%, 30%, 28%, 25% and 25% for the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President-Marketing and Sales, Wireless and Wireline and the Vice President-Legal, respectively.  Annual bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of company-wide financial and service performance goals and achievement of individual objectives.  For 2010, the company-wide objectives represented 80% of the total target for all named executive officers except for the Vice President-Legal, and individual achievement by those executives in certain pre-determined areas of focus represented 20% of the total target.  For the Vice President-Legal, the company-wide objectives represented 100% of the total target.  Individual objectives for the Chief Executive Officer and the Chief Operating Officer were established by the independent directors.  Individual objectives for the Chief Financial Officer and other named executive officers were established by the Chief Executive Officer.  Each officer’s actual bonus can range up to 150% of the target bonus for exceeding all of the goals and objectives reflected in a given year’s plan.  The actual bonus can also range as low as zero in the event there is a failure to achieve any of the goals or objectives, or additional effort is not required to achieve the objectives, in a given year’s plan.

For 2010, company-wide performance goals consisted of three components for all named executives except the Vice President-Legal, whose goals consisted of two components.  The largest component, representing 70% of the total target for the Chief Executive Officer and the Chief Operating Officer, 60% of the total target for the Chief Financial Officer and the Vice President-Marketing and Sales, Wireless and Wireline, and 75% of the total target for the Vice President-Legal, was a financial objective based on growth in adjusted net income, which the Company believes is a key driver to creating long-term shareholder value.  Adjusted net income was defined as earnings before interest, depreciation, amortization, taxes, excluding accrued expenses for the current year’s incentive plan, the cost of closing the defined benefit pension plan, gains and losses from outside investments, and incremental revenues and expenses from the cable business acquired from JetBroadband.  Additionally, for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the measure was further adjusted by excluding the incremental contribution from the prepaid wireless subscribers acquired from Sprint-Nextel.  This additional exclusion for these three executives, who had primary responsibility for the acquisition, was to balance the contribution against the amortization of the purchase price which was excluded by definition from the financial measure.

The target levels of adjusted net income were: a minimum of approximately $75.0 million (below which no bonus would be earned on this component); a goal of approximately $78.1 million (which represented 100% achievement toward this component); and a high of approximately $79.6 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).  The independent directors set the $78.1 million goal after taking into account the Company’s operating budget for 2010 and the Company’s 2009 adjusted net income.  The 2010 goal represented approximately a 2% increase over 2009’s adjusted net income, which was $76.4 million.  The maximum threshold of $79.6 million represented approximately a 4% increase over 2009’s adjusted net income, and was viewed as evidencing high achievement given the economic environment and the Company’s expectations for its businesses, including its increased operating costs due to its recent capital construction program.

In 2010, adjusted net income, calculated with the exclusions described above, was approximately $79.7 million, which exceeded the maximum goal, and resulted in a 150% achievement for this component for salaried employees, including the named executive officers other than the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer.  As a result of the further adjustment regarding the contribution from the acquired prepaid wireless subscribers, adjusted net income for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer was approximately $77.3 million, which was higher than the minimum achievement level of $75.0 million, and which resulted in an 88.1% achievement for this component for those three officers.

The two other company-wide performance goals for 2010 were customer growth in our PCS business and growth in Revenue Generating Units (RGUs) in the Shentel Cable business (not including the properties acquired in 2010 from JetBroadband).  These measures were chosen as performance objectives because of the Company’s belief that increased customer growth reflects that the Company is providing good service and is a direct measure of how well the Company is performing in these business segments against alternative services.  Both goals for net customer additions anticipated significant growth in customer additions over 2009 results.  The growth in net additions in our PCS business was based on expectations of increasing demand for wireless services as general economic conditions improved and consumer demand continued to increase for smartphones and additional mobile data capabilities, with the goal reflecting an expected 6.7% gain in customers.  The budgeted growth in net additions in our Shentel Cable business was based on expected gains resulting from upgrades and new service offerings, with the goal reflecting an expected 43.1% gain in cable revenue generating units.

The growth components were weighted equally, and collectively represented 10% of the total target bonus for the Chief Executive Officer and the Chief Operating Officer, 20% of the total target bonus for the Chief Financial Officer and the Vice President-Marketing and Sales, Wireless and Wireline, and 25% for the Vice President-Legal.  The target for net additions was a minimum of 13,533 net PCS additions and 6,530 net cable segment RGU additions (below which no bonus would be earned on this component), a goal 15,037 net PCS additions and 7,256 net cable segment RGU additions (which represented 100% achievement toward this component) and a high of 15,790 net PCS additions and 7,620 net cable segment RGU additions (which represented 150% achievement, and beyond which no additional bonus would be earned on these components).

In 2010, actual net additions in the PCS business were 29,950, exceeding the 150% objective and resulting in a 150% achievement for this component.  Actual 2010 net additions in the Shentel Cable business were 7,478, exceeding the target objective, and resulting in a 130.5% achievement for this component.

For 2010, individual objectives represented 20% of the total potential achievement toward the incentive bonuses of the Chief Executive Officer and the Chief Operating Officer, and were based on the assessment by the independent directors of achievement by those executives.  For the Chief Executive Officer, 10% of the total target was based on performance of the cable television operations acquired from JetBroadband, and 10% of the total target was based on enhancement of the Company’s relationship with Sprint-Nextel.  For the Chief Operating Officer, the entire individual objective was based on the performance of the cable television operations acquired from JetBroadband.

The performance of the acquired cable television operations was measured against thresholds of operating income before depreciation and amortization, which the Board of Directors viewed as an important performance measure of these operations.  The target was a minimum of $1,358,022 (below which no bonus would be earned on this component), a goal of $1,433,467 (which represented 100% achievement toward this component) and a high of $1,508,913 (which represented 150% achievement, and beyond which no additional bonus would be earned on this component).

The actual performance of the acquired cable television operations exceeded the maximum threshold, and each of the Chief Executive Officer and Chief Operating Officer was awarded 150% achievement on that component.  Because the Company continued its positive relationship with Sprint-Nextel in 2010, and additional effort meriting an incentive award was not required, the Chief Executive Officer recommended, and the independent directors agreed, that the Chief Executive Officer should receive no compensation for that component of his incentive bonus.

For the Chief Financial Officer and the Vice President–Marketing and Sales, Wireless and Wireline, 20% of the total potential achievement toward his or her incentive bonus was based on individual objectives.  The Chief Financial Officer’s individual objective involved management of the Company’s relationship with its lenders and the establishment of a favorable credit facility to fund, among other things, the Company’s acquisition of JetBroadband.  For the Vice President-Marketing and Sales, Wireless and Wireline, 10% of the total target was based on increased revenues from sale of fiber optic facilities, and 10% was based on increased gross activations of PCS services.

As a result of her success in the timely establishment of a favorable credit facility to fund, among other things, the Company’s acquisition of JetBroadband, the Chief Financial Officer achieved high results for a performance of 150% on her individual goal.  As a result of the Vice President-Marketing and Sales, Wireless and Wireline exceeding the maximum threshold of both sales objectives, he achieved a performance of 150% on his individual goals.

Based on these assessments and results the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Vice President-Marketing and Sales, Wireless and Wireline, achieved 75%, 150%, 150%, and 150% of target, respectively, for their personal objectives.  Along with the combined performance on the company-wide objectives, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Vice President-Marketing and Sales, Wireless and Wireline and the Vice President-Legal achieved 90.7%, 105.7%, 110.9%, 148.0%, and 147.6%, respectively, of their total targeted bonus.

Long-Term Equity-Based Compensation

Equity-based compensation is intended to focus each of the executives on the long-term, overall impact of their decisions on the Company as a whole, as opposed to the shorter, annual time frame associated with the annual incentive bonuses.  Equity-based compensation also aligns the executives’ interest more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base.  Due to the long-term nature of this component of compensation, it also serves as a retention tool, helping the Company retain desired management talent.

As part of the overall review of executive compensation begun in 2009, and based on the history of prior equity grants, the Compensation Committee recommended, and the Board of Directors approved, a grant of incentive stock options and restricted stock units in June 2010 to the named executive officers and other management employees.

The Company does not have a program, plan or practice to time equity awards, including option grants, to its executive officers or employees in coordination with the release of material non-public information.  The grant date of long-term equity awards for our executive officers is the date of the Board of Directors meeting at which the award determinations are made.  The exercise price of stock options issuable under the Company’s 2005 Stock Incentive Plan is the closing price of the common stock as reported on the Nasdaq Global Select Market on the grant date.

Retirement Compensation

As announced in late 2006 and previously disclosed, the Company made several changes to its retirement plans effective in 2007.  Effective January 31, 2007, the Company froze benefit accruals under the qualified defined benefit pension plan and announced that it would terminate this plan.  Vested benefits accrued under the qualified pension plan could be annuitized, paid out in a lump sum, or transferred to another qualified plan such as an individual IRA account or the Company’s defined contribution 401(k) plan.  Distributions of vested benefits were made in June 2010.

Effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan pursuant to which the Plan would become a defined contribution plan, and the Company would contribute seven percent of defined pay (generally, base pay plus incentive payments) on behalf of each executive.  Vesting in the Executive Supplemental Retirement Plan is subject to a 10 year service requirement.  As part of the overall evaluation of executive compensation begun in 2009, the Compensation Committee recommended, and the Board of Directors approved, discontinuance of the Company’s contributions to the Executive Supplemental Retirement Plan effective in June 2010.

Summary Compensation

The following table presents details about compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers serving with us at December 31, 2010.

2010 Summary Compensation Table

	Year	Salary	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Comp (c)	Change in Pension Valuations (d)		All Other Compensation (e)	Total

Christopher E. French President and CEO	2010 2009 2008	$380,069 367,822 342,107	$69,614 -- --	$113,521 204,553 --	$120,655 58,303 75,932	$	-- -- 81,521	$36,126 57,474 55,991	$719,985 688,152 555,551

Earle A. MacKenzie EVP & COO	2010 2009 2008	309,389 309,982 318,765	113,355 -- --	181,881 123,128 --	98,109 45,835 62,243		-- -- 14,297	33,745 49,495 46,997	736,479 528,440 442,302

Adele M. Skolits VP- Finance & CFO	2010 2009 2008	218,726 209,455 209,288	115,583 -- --	51,562 35,295	67,928 28,320 27,935		-- -- --	25,725 33,395 25,663	479,524 306,465 262,886

William L. Pirtle VP –Mrktg & Sales, Wireless & Wireline	2010 2009 2008	204,050 203,018 191,782	43,197 -- --	20,001 61,075 --	75,523 16,232 12,231		-- -- 34,152	27,737 35,517 32,355	370,508 315,842 270,520

Ann E. Flowers VP – Legal (effective 11/08)	2010 200 2008	197,192 200,250 14,250	30,624 -- --	14,849 -- 237,000	72,745 6,224 --		-- -- --	23,519 25,019 30,000	338,929 231,493 281,250

(a)
Amounts for 2010 represent grant date fair values for awards of non-vested shares.  See footnote 10 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for details of the valuation of these awards.

(b)
For all periods shown, represents the grant date fair values of awards of options made to those individuals for the year shown.  For Ms. Flowers, the amount shown for 2008 related to a hiring bonus award of options.  See footnote 10 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for details of the valuation of these awards.

(c)	Amounts for each year were earned for performance in that year and were paid in the first fiscal quarter of the following year.
(d)
For all periods, amounts shown represent the change in the qualified pension liability due to the passage of time and changes in discount rates, as the qualified pension plan was frozen, effectively, at the end of 2006.  During 2009, for Mr. French, Mr. MacKenzie, and Mr. Pirtle, the net effect of the changes described above, principally an increase in the discount rate applied, resulted in declines in the value of their respective pension benefits, in the amounts of $13,690, $886, and $6,723, respectively.  During 2010, the Company received a favorable tax determination letter from the IRS and completed the settlement and termination of the qualified pension plan.  For each of the named executive officers other than Ms. Skolits and Ms. Flowers (who never participated in the qualified pension plan), all benefits previously accrued were paid, resulting in a negative change in pension valuation for Mr. French of $529,169, for Mr. MacKenzie of $110,369 and for Mr. Pirtle of $209,407.  These negative changes have been excluded from the table above.  See footnote 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for additional details on the assumptions used in the valuation of the Company’s retirement plan.

(e)
Amounts for all years consist of employer and matching contributions to the Company’s 401(k) plan and employer contributions to the Supplemental Executive Retirement Plan for each named officer; for Mr. French and Mr. Pirtle, payouts for excess accumulated paid time off; and, for Ms. Flowers in 2008, $30,000 to assist her in relocating to Shenandoah County, Virginia.

The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control.  The Company’s defined benefit pension plan did not historically allow for lump sum distributions except for de minimis amounts.  Due to the Company’s 2006 decision to freeze, settle and terminate the defined benefit pension plan, participants, including executive officers, were eligible for lump-sum distributions of their accumulated, vested benefits during 2010.  Vested stock options must be exercised before separation from the Company except in the case of retirement; unvested options at both separation and retirement are forfeited.  The performance shares are forfeited if the recipient terminates employment prior to the first achievement of the vesting target price at an anniversary date of the award, unless the termination meets the definition of “normal retirement” reflected in the award.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards by the Company to the named executive officers during 2010.

2010 Grants of Plan-based Awards Table
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Options Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards
Christopher E. French	6/21/2010	4,219	19,916	16.50	$183,135

Earle A. MacKenzie	6/21/2010	6,870	31,909	16.50	295,236

Adele M. Skolits	6/21/2010	7,005	9,046	16.50	167,145

William L. Pirtle	6/21/2010	2,618	3,509	16.50	63,198

Ann E. Flowers	6/21/2011	1,856	2,605	16.50	45,473

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2010 fiscal year-end for the named executive officers.

2010 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested (e)

Christopher E. French	4,686	18,745	(a)	25.26	2/13/2016	4,800	(d)	89,904
	--	19,916	(b)	16.50	6/21/2020	4,219	(b)	79,022

Earle A. MacKenzie	60,000	--		7.34	6/2/2013	3,402	(d)	63,719
	2,821	11,283	(a)	25.26	2/13/2016	--		--
	--	31,909	(b)	16.50	6/21/2020	6,870	(b)	128,675

Adele M. Skolits	7,500	22,500	(c)	20.50	9/17/2014	--		--
	809	3,234	(a)	25.26	2/13/2016	--		--
	--	9,046	(b)	16.50	6/21/2020	7,005	(b)	131,204

William L. Pirtle	1,399	5,597	(a)	25.26	2/13/2016	1,815	(d)	33,995
	--	3,509	(b)	16.50	6/21/2020	2,618	(b)	49,035

Ann E. Flowers	--	30,000	(c)	22.76	11/16/2015	--		--
	--	2,605	(b)	16.50	6/21/2020	1,856	(b)	34,763

(a)
On February 13, 2009, all employees (including executive officers) with one year of continuous service were granted options to acquire shares of the Company’s common stock.  Terms of the awards were the same for all employees.  These options vest 20% annually on the first through fifth anniversaries of the award.

(b)
All executive officers were granted awards of options and non-vested shares on June 21, 2010.  The options vest ratably over four years, and were awarded at an exercise price of $16.50 and with a fair value of $5.70 per option.  The restricted stock units vest ratably over four years and were marked to the fair market value of $16.50 per share on the date of grant.

(c)
Ms. Skolits’ unvested options as of December 31, 2010 are scheduled to vest 7,500 options per year on September 17th of 2011, 2012 and 2013.  Ms. Flowers’ unvested options as of December 31, 2010 are scheduled to vest 7,500 options per year on November 16th of 2011, 2012, 2013 and 2014.

(d)
All executive officers with more than one year of continuous service were granted an award of performance shares during 2007, and the outstanding balances of these awards are shown in the “Equity Incentive Plan Awards:  Number of Unearned Units That Have Not Vested ” column in the table above.  These performance shares fully vest on any of the fifth through eighth anniversaries of the September 17, 2007 grant date if the average thirty day closing stock price of the Company’s common stock exceeds certain target prices during the thirty days ending immediately prior to the respective anniversary date.  The executive is not entitled to vote the shares, or receive dividends with respect to the shares, prior to vesting.

(e)	Market value is based on the closing price of the Company’s common stock of $18.73 as of December 31, 2010.

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised during the 2010 fiscal year for the named executive officers.  No stock awards vested for the named executive officers in 2010.

2010 Option Exercises and Stock Vested Table

Option Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise

Christopher E. French	--	--
Earle A. MacKenzie	--	--
Adele M. Skolits	--	--
William L. Pirtle	3,582	64,369
Ann E. Flowers	--	--

Nonqualified Defined Contribution Plan

In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan.  Balances accrued under the defined benefit plan, including the effects on this plan of the decision to freeze and terminate the qualified defined benefit plan, were converted as the opening balances for the defined contribution plan.  For 2007 through May 2010, the Company contributed seven percent of pay (generally, base salary plus incentive pay) to the plan, as well as additional amounts to replace benefits lost under the Company’s qualified 401(k) plan due to limitations under ERISA and IRS regulations governing the qualified 401(k) plan.  The Company discontinued contributions to the plan effective June 2010.  Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan.  The Company will also reflect those gains or losses as investment gains or losses on its financial statements.  The Company elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

2010 Nonqualified Deferred Compensation Table

Name	Registrant Contributions in Last FY (a)	Aggregate Earnings (Losses) in Last FY	Aggregate Balance at Last FY

Christopher E. French	$18,160	$81,924	$688,572
Earle A. MacKenzie	14,852	90,212	856,468
Adele M. Skolits	9,658	5,941	53,376
William L. Pirtle	8,652	31,462	267,764
Ann E. Flowers	7,567	3,084	28,294

(a)	The amounts shown are reported as compensation for each named executive officer for 2010 in the “All Other Compensation” column of the 2010 Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

As previously noted, the Company’s named executive officers do not have employment agreements.  Upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason, all officers are eligible to receive lump sum distributions of their vested accumulated benefits under the Executive Supplemental Retirement Plan and all previously vested stock or stock option grants outstanding at the time of termination of employment.  As of December 31, 2010, Mr. MacKenzie, Ms. Skolits and Ms. Flowers were not vested in their aggregate balances in the Executive Supplemental Retirement Plan.  Vested stock options as of December 31, 2010, are shown in the Equity Awards Outstanding table.  None of the named executive officers are currently “retirement eligible” under the terms of the performance share award, and thus none are eligible to retain their awards upon termination of employment as of December 31, 2010.  No other payments to any officers would be triggered by any officers’ termination of employment.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2010 to be included in the Company’s 2011 Annual Meeting of Shareholders Proxy Statement (the “Proxy”).  Based on the reviews and discussions referred to above, we have recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporated by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Tracy Fitzsimmons, Chair John W. Flora Richard L. Koontz, Jr. James E. Zerkel II

Compensation Committee Interlocks and Insider Participation

The Company’s directors who meet the independence requirements prescribed by the Nasdaq Marketplace Rules recommend to the Board of Directors for determination all components of compensation for the Company’s Chief Executive Officer and other executive officers.  There are no interlock relationships as defined in the applicable SEC rules.

Certain Relationships and Related Transactions

As set forth in the Audit Committee charter, the Audit Committee is responsible for reviewing all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.  During 2010, the Company and its subsidiaries made numerous purchases of fuel from Holtzman Oil Corporation and entities affiliated with Holtzman Oil Corporation.  Director Koontz is a Vice President of Holtzman Oil Corporation and Holtzman Corporation.  In 2010, total purchases were approximately $280,398.  All such purchases were made at market rates pursuant to arms-length agreements.

SHAREHOLDER RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011.  Our shareholders are asked to ratify that appointment at the annual meeting.  In accordance with its charter, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain KPMG LLP as the Company’s independent registered public accounting firm, but may determine to do so.  Even if the appointment of KPMG LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to attend the annual meeting, and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

KPMG LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2009 and 2010.  The following sets forth the aggregate fees billed by KPMG LLP to the Company for those fiscal years.

	2009	2010
Audit services	$495,000	$569,500
Audit-related services	54,000	54,000
Tax services	–	–
All other services	–	–
Total	$549,000	$623,500

In making its appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011,the Audit Committee considered whether KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Audit Fees

Audit services include services performed by KPMG LLP to comply with generally accepted auditing standards related to the audit of the Company’s consolidated financial statements and review of interim consolidated financial statements.  The audit fees shown above for the 2009 and 2010 fiscal years were incurred principally for services rendered in connection with the audits of the Company’s consolidated financial statements, and included the audits of the Company’sinternal control over financial reporting and limited quarterly review services.

Audit-Related Fees

Audit-related services include assurance and related services that are customarily performed by independent registered public accounting firms.  Audit-related fees for both 2009 and 2010 include amounts incurred in connection with audits of the Company’s employee benefit plans, and amounts for work relating to the PCS subsidiary.

Tax Fees

There were no tax services provided by KPMG LLP for the 2009 and 2010 fiscal years.

All Other Fees

There were no other services provided by KPMG LLP which would be classified as “all other fees” for the 2009 and 2010 fiscal years.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm.  The Audit Committee, acting as a whole, pre-approves all audit and permissible non-audit services provided by such firm.  For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’srules on auditor independence.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of KPMG LLP.

Report of the Audit Committee

The Audit Committee of the Company’s Board of Directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.

During the fiscal year ended December 31, 2010, the Audit Committee reviewed with the Company’s management, Goodman and Company (who serves as the Company’s consultants engaged to perform internal control testing), and KPMG LLP (the Company’s independent registered public accounting firm), the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal control, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting.  KPMG LLP is responsible for performing an integrated audit and issuing reports on the following:  (1) the Company’s consolidated financial statements; and (2) the Company’s internal control over financial reporting.  As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, KPMG LLP reports directly to the Audit Committee.  The Audit Committee appointed KPMG LLP as the Company’s independent registered public accounting firm and approved the firm’s compensation.

The Audit Committee discussed with KPMG LLP the matters required to be discussed by the Nasdaq Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants.  In addition, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP the firm’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Dale S. Lam, Chair Douglas C. Arthur Jonelle St. John

NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with recently adopted Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking shareholders to approve in a non-binding vote the Company’s named executive officer compensation as disclosed in this proxy statement.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.

The Board urges shareholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table appearing on page 25, and other related compensation tables and narratives of this proxy statement, which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or the Company.  Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

NON-BINDING VOTE ON FREQUENCY OF FUTURE
NON-BINDING VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The previously described proposal asks shareholders to vote on a non-binding basis to approve the Company’s named executive officer compensation.  The Company is required under recently adopted Section 14A of the Exchange Act and the SEC’s rules thereunder to provide this type of non-binding vote at least once every three years.  In accordance with Section 14A of the Exchange Act and related SEC rules, this proposal asks shareholders to vote on whether future non-binding votes on named executive officer compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding a non-binding vote on executive compensation every year (annually) is the most appropriate policy for the Company at this time, and recommends that future non-binding votes on named executive officer compensation occur every year.  While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” non-binding vote provisions are new, holding an annual non-binding vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.

This vote on the frequency of future non-binding votes on executive compensation is not binding on the Board or the Company.  Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain.  Shareholders are not voting to approve or disapprove the Board’s recommendation.

Generally, approval of any proposal presented to shareholders (other than in connection with the election of directors) will be approved if the number of votes cast in favor of the proposal is greater than the number of votes cast against the proposal.  However, because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.  Although this vote is not binding on it, the Board will take into account the outcome of this vote in making a determination on the frequency at which non-binding votes on named executive officer compensation will be included in the Company’s proxy statement.

The Board of Directors unanimously recommends that stockholders vote to conduct future non-binding votes on named executive officer compensation every year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company.  The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file.  On June 28, 2010, Douglas C. Arthur, Ken L. Burch, Tracy Fitzsimmons, John W. Flora, Richard L. Koontz, Jr., Dale S. Lam, Jonelle St. John, and James E. Zerkel II filed Form 4 reports to correct an inadvertent failure to timely report the grant of performance shares on June 21, 2010.  Based solely upon a review of Section 16(a) reports furnished to the Company for 2010 or written representations that no other reports were required, the Company believes that, except as described above, the foregoing reporting persons complied with all filing requirements for fiscal 2010.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2012

Under SEC rules, in order for shareholder proposals to be presented at the Company’s annual meeting of shareholders in 2012, such proposals must be received by the Company’s secretary at the Company’s principal office in Edinburg, Virginia, no later than November 11, 2011.  The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

In addition, the Company’s bylaws require that notice of proposals by shareholders to be brought before any annual meeting generally must be delivered to the Company not less than 120 days before the meeting.  The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting:  (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of the shareholder proposing such business; (c) the class, series and number of shares of the Company's stock that are beneficially owned by the shareholder proposing such business; and (d) any material interest of the shareholder in such business.

The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER COMMUNICATIONS

Shareholders may send communications directly to the Company’s Board of Directors at the following address:   Board of Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

OTHER MATTERS

The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others.  If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Ann E. Flowers Secretary

Dated:  March 11, 2011

Shenandoah Telecommunications Company 500 Shentel Way	PROXY
Edinburg, VA 22824	This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Douglas C. Arthur, Ken L. Burch, and James E. Zerkel II, and each of them, as Proxies with full power of substitution, to vote all common stock of Shenandoah Telecommunications Company held of record by the undersigned as of March 4, 2011, at the Annual Meeting of Shareholders to be held on April 19, 2011, and at any and all adjournments and postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES, FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2011, FOR APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AND FOR FUTURE ANNUAL NON-BINDING VOTES ON EXECUTIVE COMPENSATION.

1.	Election of Directors [Vote for three]

☐              FOR ELECTION AS A DIRECTOR

Douglas C. Arthur, Tracy Fitzsimmons and John W. Flora

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above.

☐      Withhold authority to vote for all nominees listed above.

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

☐ FOR APPROVAL	☐ AGAINST APPROVAL	☐ ABSTAIN

3.	Advisory vote approving the compensation paid to the Company’s named executive officers.

☐ FOR APPROVAL	☐ AGAINST APPROVAL	☐ ABSTAIN

4.	Advisory vote on the frequency of future advisory votes on named executive officer compensation.

☐ EVERY YEAR	☐ EVERY TWO YEARS	☐ EVERY THREE YEARS	☐ ABSTAIN

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, FOR THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR AN ANNUAL ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

Please mark, sign exactly as name appears below, date, and return this proxy card promptly, using the enclosed envelope, whether or not you plan to attend the meeting.

When signing as attorney, executor, administrator, trustee, guardian, or agent, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated __________________________, 2011
SIGNATURE
______ I plan to attend the meeting
______ Number of persons attending
______ I cannot attend the meeting	ADDITIONAL SIGNATURE (if held jointly)